EXHIBIT 10.2
LICENSE AGREEMENT

This License Agreement ("Agreement") dated as of April 26, 2007, recites the agreement between Seven Cellos, LLC ("DDV") and Harbrew Imports Limited, a New York corporation ("Company") with respect to the manufacture, distribution, and promotion of an alcoholic beverage (liqueur) which will be known as "Danny DeVito's Premium Limoncello. (the "Beverage").

RECITALS

This Agreement is made with reference to the following:

A.    Company has requested to use Danny DeVito's ("Devito") name and likeness and obtain DeVito's endorsement in connection with the Company's manufacture, distribution and promotion of the Beverage.

B.     In order to effectuate the foregoing, Company has requested that DDV enter into this Agreement for the limited license of certain rights in and to DeVito's name, likeness and biography for the use by Company in connection with the name for, and advertising, publicity and promotion of, the Beverage. Company has also requested that DeVito provide certain personal publicity services in connection with the promotion of the Beverage.

C.     DDV desires to grant to Company a limited license of certain rights in and to DeVito's name, likeness and biography and agrees to cause DeVito to perform certain personal publicity services for the Beverage, upon the terms and conditions set forth in this Agreement.

Accordingly, the parties agree as follows:

1.     Conditions Precedent: All of DDV's obligations hereunder are subject to Company applying for a trademark for the brand name "Danny DeVito's Premium Limoncelle and DDV being designated as a fifty percent (50%) co-owner (tenants-n-common) of such trademark.

2.      Recitals: The Recitals are material hereto and incorporated herein by this reference.

3.      License: DDV grants to Company, for the Term (as defined in paragraph 4., below), subject to the terms and conditions contained in this Agreement, a limited, exclusive, license for the Beverage (subject to revocation in accordance with the terms of this Agreement) to utilize DeVito's name, approved likeness, and approved biographical material in connection with the name for, and advertising, publicity and promotion of, the Beverage ("Licensed Rights").

4.      Term: The term of this Agreement shall commence on the later of the date of signature by all parties of this Agreement and satisfaction of the Conditions Precedent set forth in paragraph 1., above, and shall continue in perpetuity unless the parties either mutually agree to terminate this Agreement or this Agreement is otherwise terminated in accordance with its terms (the "Term").

5.      Compensation: In consideration for the license and the performance of DDV's obligations under this Agreement, Company shall pay royalties as follows:

a.      BAK. Company shall directly pay DeVito's attorneys, Behr Abramson & Keller, LLP ("BAK"), or their designee, five percent (5%) of the Net Profits (as defined below). This five percent (5%) amount shall not be deducted from payments due to DDV.

b.      DDV After the payment described in Section 5(a) above, Company shall pay DDV a royalty equal to fifty percent (50%) of the remaining Net Profits.

c.      SRFF After the royalty payment of 50% of net profits is paid to DDV, Company shall pay its attorneys, Sichenzia Ross Friedman Ference, LLP, ("SRFF"), or its designees, two per percent (2%) of the Net Profits (as defined below).

d.      Net Profits. For purposes of this Agreement, "Net Profits" shall mean the gross revenue generated by the sale of the Beverage and the related products utilizing the Licensed Rights, less expenses incurred in the manufacture, distribution, sale and promotion of the Beverage and the related products, as determined by the Company's regular outside accountants. In calculating Net Profits the parties agree that the expenses will only include actual out-of-pocket costs incurred by the Company and will not include (i) an allocation for unspecified overhead or (ii) depreciation or other non-cash expenses. All amounts due pursuant to this Section 5 shall be paid every 3 months ("Quarterly Period") within 30 days after the last day of each Quarterly Period. Company shall deliver to DDV with each royalty payment a detailed report setting forth the Net Profit for the Quarterly Period.

e.      Additional Consideration. As additiona consideration hereunder, DDV shall be granted a warrant to purchase 100,000 shares of the issued and outstanding stock of Company, for an exercise price equal to the lower of $1.00 per share, or 85% of the 30 day average bid and ask price as reported by the PinkSheets, OTC Bulletin Board or whatever exchange or service that lists the Company's Common Stock; provided, however, that in no event shall the exercise price be less than $0.50 per share BAK shall also be granted a warrant to purchase 20,000 shares of the issued and outstanding stock of Company, for an exercise price of the lower of $1.00 per share, or 85% of the 30 day average tai and ask price as recorded on the PinkSheets, OTC Bulletin Board or whatever exchange or service that lists the Company's Common Stock- provided, however, that in no event shall the exercise price be less than $0.50 per share. Attached hereto as Exhibits "A" and "B" are Warrant Forms for DDV and BAK.

6.      License Territory: Company shall be entitled to utilize the Licensed Rights throughout the world.

7.      DDV Approval Rights: Company shall consult with DDV with respect to (i) the taste, quality, and manufacture of the Beverage and (ii) all concepts, designs and other creative elements for the marketing and promotion of the Beverage, including without limitation, how, when, and where the Beverage is marketed and promoted and the engagement of any marketing or publicity personnel to market or promote the Beverage. The Company shall develop not less frequently than annually a marketing plan describing the proposed marketing and promotion of the Beverage, which shall be submitted to DDV for approval. In connection with the foregoing, DDV shall have the following specific approval rights:

a.      Likeness Approvals:

i.       Photographic Approval. DDV shall have the right of approval of any and all photographs in which DeVito appears (whether alone or with others) which are proposed to be used in any way in connection with the Beverage. DDV shall exercise his approval right in good faith, provided the foregoing shall not limit DDV's right to provide photographs to be used by Company in lieu of those photographs for which approval is sought.

ii.       Artwork Likeness Approval. DDV shall have the right of approval over all artwork renderings or artwork incorporating any image or part thereof of DeVito. DDV shall have no obligation to approve any artwork rendering (including any caricature artwork representation of his image).

iii.      Magazine Covers/Website. Company shall resubmit to DEN for further approval all photographs or artwork that have been previously approved by DDV, which Company proposes to use for the cover of or inclusion in, a magazine or other similar publication, whether print or otherwise (e.g. on Beverage website, if any).

iv.      Tabloids. Company shall not furnish any photographs or artwork containing the likeness of DeVito to the "National Enquirer," "The Star" or "The Globe" or similar domestic or foreign tabloids.

v.       Photographic sessions. If requested by Company, DDV shall cause DeVito to participate in a photographic session for Company at a time, date and location and with a photographer, hair and makeup personnel, acceptable to DDV. All expenses associated with such photo session shall be paid by Company. The photographs produced shall be subject in all regards to DDV's approval rights hereunder.

vi.      No Circumventing Approvals. No sound-alike or look-alike or digital doubles whose voice or physical attributes (i.e., hair color, height and physical stature) could reasonably be identified as DeVito may be used to circumvent DDV's approval rights with respect to his likeness hereunder.

b.      Use of Name. DDV shall have the right of approval over any and all uses of DeVito's name and likeness and biography in connection with the Beverage, including without limitation any modifications or extensions to the brand name. The brand name "Danny DeVito's Premium Limoncello" is pre-approved.

c.      Manufacture, Advertising, Marketing and Promotion. DDV shall have the right to approve of material aspects of manufacture, bottling, advertising, marketing and promotional campaign for the Beverage, including the flavor of the Beverage, the alcoholic content, labeling, all major marketing and promotional materials (irrespective of whether or not such materials contain DeVito's name, likeness or biography) and any other branding for the Beverage.

d.      Press Releases. DDV shall have the right to approve all press releases regarding the Beverage (irrespective of whether or not such materials contain reference to DeVito).

e.       Cross Promotional Activities/Tie Ins. DDV shall have the right to approve any and all so-called cross promotions and tie-ins in and to the Beverage, including without limitation promotional partnerships, if any, and any products or services relating to the Beverage and "product placements" of the Peerage or Beverage branded items in any media. DDV shall have approval over any "behind-the-scenes" or "making-of' productions in connection with the Beverage.

f.       Merchandising. DDV shall have the right to approve any merchandising or services in connection with the Beverage (irrespective of whether such merchandising contains DeVito's name, likeness of biographical materials). If approved, Company shall not depict DeVito as personally endorsing any such merchandise or service without DDV's prior written consent.

g.       Biography. DDV shall have the right of approval over all of DeVito's biographical materials used in connection with the Beverage. DDV shall furnish Company with approved DeVito biographical materials for Company's reference within fifteen (15) business days of receipt of Company's written request therefor.

h.       Further Ventures. All proposed ventures between the parties other than the Beverage, including but not limited to other beverages or products, and all proposed ventures between Company and any third party relating to the Beverage, as well as any sale of the Beverage and any material distributing agreements respecting the Beverage (other than in the ordinary course of business), are subject to DDV's approval. In the event of a proposed sale of the Beverage assets of tee Company (collectively, a "Sale"), DDV shall have the right to approve such Sale, and if DDV seal' not approve such Sale (which approval shah be given, if at all, in DDV's sole discretion), this Agreement shall terminate.

i.        Timing of Approval. Reasonableness. Unless otherwise expressly provided herein to the contrary, the approval of DDV to any action under this Agreement shall not be unreasonably withheld or delayed, Additionally, except to the extent otherwise expressly provided herein to the contrary, approval (or disapproval) shall be furnished within ten (10) business days of notice of any action to be taken (except where the nature of the action requiring approval requires a faster response in which case approval or disapproval shall be within five (5) business days provided that DDV has been so notified that a faster response is required and the reason why). The failure to timely respond shall be deemed an approval of any such action. In the event of disapproval, the notice shall describe the basis for the disapproval.

8.      Right of First Refusal: DDV and DeVito hereby grant the Company a Right of First Refusal to license any other  liquors, spirits, alcoholic beverages which DDV or DeVito determine to endorse or develop for a period of five years from the date of this Agreement.

9.     Personal Appearances: During each consecutive twelve (12) month period of the Term, DDV shall use reasonable efforts to make DeVito available for a reasonable number of promotional appearances including Company sponsored or coordinated events, media opportunities and plug opportunities as mutually agreed upon by DDV and the Company ("Personal and Media Appearance Days") the duration of which shall not exceed two (2) days, unless otherwise agreed by DDV. The timing of Personal and Media Appearance Days shall be subject to DeVito's schedule, and any failure to appear for any or all of Personal and Media appearances shall not be deemed a breach of this Agreement if such failure is due to DeVito's professional unavailability due to contractual commitments in the entertainment industry or for any cause beyond the reasonable control of DeVito. DDV shall have approval over all publicity and promotional activities that Company requests DeVito participate during the Personal Appearance Days. DDV agree to cause DeVito to attend and participate in the annual spirits tradeshow on April 30, 2007, in connection with the introduction of the Beverage, subject to DDV's approval rights of the marketing and promotional materials as set forth in Section 7 above. Company agrees that Joel and Trudi Behr will be DeVito's pre-approved guests, within the meaning of Section 10(a) below, in connection with such promotional appearance at the annual spirit tradeshow on April 30, 2007.

10.    Transportation Accommodations and Expenses: DeVito shall be provided with the following transportation, accommodations and expenses in connection with each promotional appearance whether in accordance with paragraph 9, above or as otherwise agreed):

a.       Air Transportation. Roundtrip air transportation for DeVito, his wife Rhea Perlman, and pre-approved guests including Stan Rosenfield, by means of first-class commercial air-transportation from DeVito's then location;

b.       Accommodations and Expenses. First class hotel suite for DeVito and his pre-approved guests in a hotel of DeVito's choice and expenses for first class incidentals during each visit;

c.       First class. First class exclusive ground transportation (car and driver) between airports, accommodations and appearance location; and

d.       Rental Car. An exclusive full-sized luxury rental car or, at DeVito's election, luxury SUV, and driver for DeVito's exclusive use.

11.    Company Representations and Warranties: Company hereby represents and warrants: (i) It is and shall remain a Company in good standing in the State of its incorporation; (ii) no shareholder or officer of the Company has ever been charged with or found guilty of a criminal offense, or is or has been the subject of a criminal investigation; (iii) Company will secure at the required times any and all necessary licenses and approvals from the applicable regulatory authorities and will be in full compliance with all laws and regulations applicable to its activities, including without limitation all alcoholic beverage control laws and regulations and any other laws and regulations applicable to the manufacture, importation, distribution, and promotion of alcoholic beverages; (iv) all employees and contractors engaged by Company shall be required to provide and maintain valid work authorizations:(v) Company will inform and train (as required by any applicable laws and regulations ) all employees and independent contractors regarding relevant applicable laws and regulations regarding the importation, marketing and sale of alcoholic beverages; (vi) ail advertising and promotion will comply with applicable laws and will be entirely true and accurate and will not defame or disparage any individual or organization; (vii) Company is not affiliated with any political party or organization affiliated to any political party or makes or will make contributions to any cal party or organization affiliated with any political party; (viii) Company shall maintain at all timer the insurance set forth in paragraph 14., below.

12.    DDV Representations and Warranties: DDV represents and warrants that he has the power to enter into this Agreement and grant the rights herein granted.

13.    Indemnification: Except to the extent that DDV is in breach of a material term or material condition or any of his representations or warranties hereunder and such breach or default relates to the claim or demand for which DDV is seeking indemnity, Company shall indemnify, defend and hold harmless DDV and DeVito against any and all claims, liabilities, demands, damages, costs and expenses including attorneys' fees, arising in connection with this Agreement, the Beverage, and or any activities of Company. DDV and DeVito shall have the right at their own expense to instigate or defend suits or proceedings to which this indemnity may apply. Company shall not dispose of or compromise any action without the prior written consent of DDV (which shall not be unreasonably withheld or delayed). Except to the extent that Company is in breach of a material term or material condition or any of its representations or warranties hereunder and such breach or default relates to the claim or demand for which Company is seeking indemnity, DDV shall indemnify, defend and hold harmless Company against any and all claims, liabilities, demands, damages, costs and expenses, including attcrneys' fees, arising in connection with the breach by DDV of its obligations, representations and warranties hereunder. Company shall have the right at its own expense to instigate or defend suits or proceedings to which this indemnity may apply. DDV shall not dispose of or compromise any action without the prior written consent of Company (which shall not be condition on of this Agreement shall be deemed a waiver of any preceding or succeeding breach or non-fulfillment of the same or of any other term or condition hereof. This Agreement shall be construed in accordance with the of the State of California. The parties agree that this Agreement may be executed in counterpart. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. In the event of any default hereunder, all remedies at law and in equity shall he available. In the event of litigation concerning this Agreement, the prevailing party shall be entitled to receive its cost, and reasonable attorneys' fees, through and including all appeals, from the non-prevailing party. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect other provision of this Agreement, and the Agreement shall otherwise remain in full force and effect. This Agreement may be executed via facsimile, in which event facsimile signatures shall be treated as original signatures for all purposes.

AGREED

"DDV"

SEVEN CELLOS, LLC

/s/ Danny Devito
By: Danny Devito, President

"Company"

HARBREW IMPORTS, LTD.
a New York corporation

/s/ Richard DeCicco
By: Richard DeCicco, President